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                                                                    Exhibit 99.1

NATIONAL SURGERY CENTERS
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Bryan S. Fisher
          Senior Vice President of Finances
          and Chief Financial Officer
          (312) 655-1571


                      NATIONAL SURGERY CENTERS ANNOUNCES
                      AGREEMENT TO MERGE WITH HEALTHSOUTH

CHICAGO, Illinois (May 6, 1998) - National Surgery Centers, Inc. (Nasdaq/NM:
NSCI) today announced that the Company has entered into a definitive agreement to merge with HEALTHSOUTH Corp. (NYSE: HRC) in a transaction valued at approximately $590 million.

     Under the terms of the agreement, National Surgery Centers' stockholders will receive shares of HEALTHSOUTH common stock valued at $30.50 per share of National Surgery Centers common stock, but not less than 0.8714 of a share of HEALTHSOUTH common stock or more than 1.1509 shares of HEALTHSOUTH common stock. The combination is intended to qualify as a tax-free exchange to the shareholders of National Surgery Centers and to be accounted for as a pooling of interests.

     "We are very pleased to announce this milestone event, one that we believe benefits not only our shareholders, but also the physicians, employees and patients that have come to rely on our Company," commented E. Timothy Geary, President and Chief Executive Officer of National Surgery Centers. "As an independent operator of surgery centers, I believe National Surgery Centers has earned a reputation for strong growth, solid operating strategies and the ability to work successfully with patients, physicians and payors in delivering high-quality, cost-effective services.

     "With this focus, we have grown in a few short years to become the largest independent surgery center company in the industry, and I am proud of our role in the many local healthcare networks of which we are a part," Geary continued. "As we look ahead, we believe there is even greater opportunity for National Surgery Centers to enhance this position as part of HEALTHSOUTH, a strong partner with even greater resources to apply the very successful strategies that have characterized our Company in the past. I and the other members of the Board believe this is a compelling and rewarding transaction for the Company's shareholders, one that reflects a substantial premium over the historical trading prices for National Surgery Centers' shares and which reflects its growth potential. In addition, this exchange allows our shareholders to continue to participate in the growth of the industry on a scale unmatched by any other company in the industry."

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     National Surgery Centers' Board of Directors has unanimously approved the transaction. BT Alex. Brown Incorporated served as financial advisor to National Surgery Centers' Board of Directors and rendered a fairness opinion to the Company's Board of Directors with respect to the proposed merger. The merger is expected to be completed during the third quarter of 1998 and is subject to approval by National Surgery Centers' shareholders, the expiration of the applicable waiting period under Hart-Scott-Rodino and other customary conditions. A special meeting of the shareholders of National Surgery Centers is expected to be scheduled early in the third quarter of 1998.

     In the event the merger is terminated by National Surgery Centers, the Company has agreed to pay HEALTHSOUTH a termination fee of $15 million under certain conditions.

     Statements contained in this news release that are not based on historical facts are forward-looking statements which are subject to uncertainties and risks, including, but not limited to, the successful completion of the herein described merger, demand for the Company's products and services, economic and competitive conditions, the availability of other appropriate acquisition candidates, access to borrowed or equity capital on favorable terms, and other risks detailed in the Company's securities and Exchange Commission filings.

     HEALTHSOUTH is the nation's largest provider of outpatient surgery and rehabilitative health care services, with over 1,850 locations in 50 states, the United Kingdom and Australia.

     National Surgery Centers operates a network of 40 freestanding ambulatory surgery centers, with locations in 14 states.


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